Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-28565, 333-39021, 333-62523, 333-110781, 333-110782, 333-136466 and 333-163120) of Rentrak Corporation of our report dated March 22, 2010 with respect to the combined financial statements of the Nielsen EDI Business as of and for the year ended December 31, 2009, included in this Current Report on Form 8-K/A of Rentrak Corporation filed with the Securities and Exchange Commission on April 16, 2010.

/s/ Ernst & Young LLP

New York, New York
April 16, 2010